January 22, 2016

Holly Energy Partners Increases Quarterly Distribution; 45th Consecutive Quarterly
Distribution Increase

Increases quarterly distribution to $0.565 per unit from $0.555 per unit

DALLAS--(BUSINESS WIRE)-- The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.565 per unit for the fourth quarter of 2015, a 6.6% increase compared to the $0.530 per unit distribution declared for the fourth quarter of 2014. Today’s distribution, reflective of the company’s strong and stable cash generation, represents an acceleration in year over year distribution growth and progress towards Holly Energy’s 8% distribution growth target. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004, with today’s distribution marking the forty-fifth consecutive quarterly distribution increase. The distribution will be paid on February 12, 2016 to unitholders of record on February 2, 2016.

Holly Energy plans to announce results for its fourth quarter of 2015 on February 23, 2016, before the opening of trading on the NYSE. The Partnership has scheduled a webcast at 4 p.m. Eastern time that day to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1089435

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Frontier Pipeline Company, the owner of a 289-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah, and a 25% interest in SLC Pipeline LLC, the owner of a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking-statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Holly Energy Partners, L.P.
Julia Heidenreich, 214-954-6511

Vice President, Investor Relations
or
Craig Biery, 214-954-6511
Investor Relations